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                                                                    EXHIBIT 21.1



SUBSIDIARIES OF THE COMPANY

National-Oilwell, L.P. (Delaware)
NOW International, Inc. (Delaware)
     National Oilwell Canada Ltd. (British Columbia)
          Technical Sales & Maintenance Ltd. (Saskatchewan)
          Regulator Repair Service Ltd. (Alberta)
     National Oilwell (U.K.) Limited (UK)
     National Oilwell de Venezuela C.A. (Venezuela)
     National Oilwell Pte. Ltd. (Singapore)
     National Oilwell Pty. Ltd. (Australia)
Dreco Energy Services, Ltd. (Alberta)
          Dreco, Inc. (Texas)
          Vector Oil Tool Ltd. (Alberta)
Hitec ASA (Norway)
     Hitec Drilling & Marine Systems AS (Norway)
     Hitec Drilling & Marine Systems, Ltd. (Aberdeen)
IRI International Corporation (Delaware)
     Bowen Tools, Ltd. (Alberta)